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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                             NABORS INDUSTRIES LTD.
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                (Name of Registrant as Specified In Its Charter)

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Payment of Filing Fee (check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

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        pursuant to Exchange Act Rule 0-11 (set forth the amount on which the
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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

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SEC 1913 (02-02)

                         [NABORS INDUSTRIES LTD. LOGO]

                     2ND FLOOR INTERNATIONAL TRADING CENTRE
                                     WARRENS
                              ST. MICHAEL, BARBADOS

              Notice of 2004 Annual General Meeting of Shareholders
                             Nabors Industries Ltd.
                     Tuesday, June 1, 2004, 11:00 a.m., CDT
                            Wyndham Greenspoint Hotel
                             12400 Greenspoint Drive
                                 Houston, Texas

                                                                  April 29, 2004

Fellow shareholder:

We cordially invite you to attend Nabors Industries Ltd.'s 2004 annual general meeting of shareholders to:

         1.       Elect two Class I directors for a three-year term;

         2. Appoint PricewaterhouseCoopers LLP as independent auditors and authorize the Audit Committee of the Board of Directors to set the auditors' remuneration;

         3. Consider a shareholder proposal, if presented by the shareholder proponents; and

         4. Transact such other business as may properly come before the annual general meeting.

Our Board of Directors recommends you vote "FOR" the election of directors and the appointment of auditors and "AGAINST" the shareholder proposal.

The financial statements for the Company will also be presented at the annual general meeting.

We hope you will read the proxy statement and submit your proxy. On behalf of the Board of Directors and the management of Nabors, I extend our appreciation for your continued support.

                                                Sincerely yours,

                                                /s/ EUGENE M. ISENBERG
                                                ----------------------

                                                EUGENE M. ISENBERG

                                                Chairman of the Board &
                                                Chief Executive Officer

                             NABORS INDUSTRIES LTD.
                     2ND FLOOR INTERNATIONAL TRADING CENTRE
                             WARRENS, P.O. BOX 905E
                             ST. MICHAELS, BARBADOS

                                 PROXY STATEMENT

                   2004 ANNUAL GENERAL MEETING OF SHAREHOLDERS

                                  JUNE 1, 2004

     We are sending you this proxy statement in connection with the solicitation of proxies by the Board of Directors of Nabors Industries Ltd. for the 2004 annual general meeting of shareholders. We are mailing this proxy statement and the accompanying form of proxy to shareholders on or about May 7, 2004. In this proxy statement, "Nabors", the "Company", "we", "us" and "our" refer to Nabors Industries Ltd. or, for information pertaining to periods prior to June 24, 2002, to Nabors Industries, Inc. Where the context requires, such references also include our subsidiaries.

ANNUAL GENERAL MEETING INFORMATION

DATE AND LOCATION OF THE ANNUAL GENERAL MEETING. We will hold the annual general meeting at the Wyndham Greenspoint Hotel, 12400 Greenspoint Drive, Houston, Texas at 11:00 a.m., Central Daylight Time, on Tuesday, June 1, 2004 unless adjourned or postponed.

ADMISSION TO THE ANNUAL GENERAL MEETING. Only record or beneficial owners of Nabors common shares may attend the annual general meeting in person. When you arrive at the annual general meeting, please present photo identification, such as a driver's license. Beneficial owners must also present evidence of share ownership, such as a recent brokerage account or bank statement.

VOTING INFORMATION

RECORD DATE AND QUORUM. The record date for the annual general meeting is April 8, 2004. You may vote all common shares of Nabors that you owned as of the close of business on that date. Each common share entitles you to one vote on each matter to be voted on at the annual general meeting. On the record date, 148,524,892 common shares of Nabors were outstanding. In addition, the holder of record of one Special Voting Preferred Share of Nabors is entitled to a number of votes equal to the number of exchangeable shares of Nabors Exchangeco (Canada), Inc., a corporation incorporated under the laws of Canada, in accordance with the instructions received from the holders of such shares. There were 290,679 exchangeable shares of Nabors Exchangeco (Canada) Inc. outstanding on the record date. A majority of the common shares outstanding on the record date present, in person or by proxy, constitutes a quorum to transact business at the annual general meeting.

SUBMITTING VOTING INSTRUCTIONS FOR SHARES HELD IN YOUR NAME. You may vote at the meeting by completing, signing and returning the enclosed proxy card. A properly completed and submitted proxy will be voted in accordance with your instructions, unless you subsequently revoke your instructions. If you submit a signed proxy without indicating your vote, the person voting the proxy will vote your shares according to the Board's recommendation.

SUBMITTING VOTING INSTRUCTIONS FOR SHARES HELD IN STREET NAME. If you hold your shares through a broker, follow the voting instructions you receive from your broker. If you want to vote in person, you must obtain a legal proxy from your broker and bring it to the meeting. If you do not submit voting instructions to your broker, your broker may still be permitted to vote your shares. American Stock Exchange member brokers may vote your shares under the following circumstances:

     - DISCRETIONARY ITEMS. The election of directors and appointment of Nabors' independent auditors are "discretionary" items under the rules of the American Stock Exchange. Member brokers that do not receive instructions from beneficial owners may vote on these proposals in their discretion.

     - NON-DISCRETIONARY ITEMS. The shareholder proposal is a "non-discretionary" item under the rules of the American Stock Exchange and may not be voted on by member brokers, absent specific voting instructions from beneficial owners.

If you do not submit voting instructions and your broker does not have discretion to vote your shares on a matter ("broker non-votes"), your shares will not be counted in determining the outcome of the vote on that matter at the annual general meeting. Broker non-votes will, however, be counted for purposes of establishing a quorum.

REVOKING YOUR PROXY. You may revoke your proxy at any time before it is actually voted by (1) delivering a written revocation notice prior to the annual general meeting to Daniel McLachlin, Secretary, Nabors Industries Ltd., 2nd Floor International Trading Centre, Warrens, St. Michael, Barbados, (2) submitting a later proxy; or (3) voting in person at the annual general meeting (although attendance at the annual general meeting will not, by itself, constitute a revocation of a proxy).

VOTES REQUIRED TO ELECT DIRECTORS AND TO ADOPT OTHER PROPOSALS. Directors are elected by a plurality of the votes cast. The appointment of PriceWatershouseCoopers LLP and authorization for the Audit Committee to set the auditor's remuneration and the approval of the shareholder proposal each requires the affirmative vote of the holders of a majority of shares present in person or represented by proxy and entitled to vote thereon.

WITHHOLDING YOUR VOTE OR VOTING TO "ABSTAIN". You can withhold your vote for any nominee for election for director. Withheld votes will be excluded from the vote and will have no effect on the outcome. On the other proposals, you can vote to "abstain". If you vote to "abstain", your shares will be counted as present at the annual general meeting for purposes of that proposal and your vote will have the effect of a vote against the proposal. Abstentions and withheld votes will be counted for purposes of establishing a quorum.

                                     ITEM 1
                              ELECTION OF DIRECTORS

     Our Board proposes, based on the recommendation of the Governance and Nominating Committee, the election of James Payne and Hans Schmidt as directors for a term ending at the 2007 annual general meeting. Messrs Payne and Schmidt are current directors of Nabors. Each nominee has indicated that he will serve if elected. We do not anticipate that any nominee will be unable or unwilling to stand for election, but if that happens, your proxy will be voted for another person nominated by the Board.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF MESSRS. PAYNE AND SCHMIDT AS CLASS I DIRECTORS FOR A TERM ENDING AT THE 2007 ANNUAL GENERAL MEETING.

CLASS I
NOMINEES FOR ELECTION FOR A THREE-YEAR TERM ENDING IN 2007

                                                                                                               DIRECTOR
                                                             POSITION WITH NABORS                             OF NABORS
           NAME                 AGE                       AND PRIOR BUSINESS EXPERIENCE                         SINCE
           ----                 ---                       -----------------------------                         -----
James L. Payne........          67     Chairman of the Governance and Nominating Committee of the Board          1999
                                        since 2002 and a member of the Technical and Safety Committee of the Board since 1999. Mr. Payne is currently Chairman, Chief
                                        Executive Officer and President of Nuevo Energy Company (a company engaged in the acquisition, production and exploration of oil and natural gas properties). He also serves as a Director of BJ
                                        Services and Global Industries. He was a Director of Pool Energy
                                        Services Co. from 1993 until its acquisition by Nabors in November
                                        1999. He retired as Vice Chairman of Devon Corp. in February 2001.
                                        Prior to the merger between Devon Corp. and Santa Fe Snyder Company in 2000, he had served as Chairman and Chief Executive Officer of
                                        Santa Fe Snyder Company. He was Chairman and Chief Executive
                                        Officer of Santa Fe Energy Company from 1990 to 1999 when it merged with Snyder Oil Company. Mr. Payne is a graduate of the Colorado
                                        School of Mines where he was named a Distinguished Achievement
                                        Medalist in 1993. He holds an MBA degree from Golden Gate
                                        University and has completed the Stanford Executive Program.

Hans W. Schmidt....             74     Chairman of the Technical and Safety Committee of the Board since        1993
                                        1998 and a member of the Governance and Nominating Committee of the
                                        Board since 2002. From 1958 to his retirement in 1992, Mr. Schmidt held a number of positions with C. Deilmann A.G., a diversified energy company located in Bad Bentheim, Germany, including serving as a Director from 1982 to 1992. From 1965 to 1992 he served as
                                        Director of a subsidiary of C. Deilmann A.G., Deutag Drilling, a company with worldwide drilling operations. From 1988 to 1991, Mr.
                                        Schmidt served as President of Transocean Drilling Company, a company of which he was also a Director from 1981 until 1991.

CLASS II
DIRECTORS CONTINUING IN OFFICE - TERM EXPIRING IN 2005

                                                                                                               DIRECTOR
                                                             POSITION WITH NABORS                             OF NABORS
           NAME                 AGE                       AND PRIOR BUSINESS EXPERIENCE                         SINCE
           ----                 ---                       -----------------------------                         -----
Anthony G. Petrello....         49     President and Chief Operating Officer of Nabors since 1992, Deputy        1991
                                        Chairman since 2003, and a member of the Executive Committee of the
                                        Board since 1991. From 1979 to 1991, Mr. Petrello was with the law firm Baker & McKenzie, where he had been Managing Partner of its
                                        New York Office from 1986 until his resignation in 1991. Mr.
                                        Petrello holds a J.D. degree from Harvard Law School and B.S. and
                                        M.S. degrees in Mathematics from Yale University.

Myron M. Sheinfeld....          74     Chairman of the Audit Committee of the Board since 1988, a member         1988
                                        of the Compensation Committee of the Board since 1993 and a member of the Governance and Nominating Committee of the Board since 2002.
                                        He is Senior Counsel to the law firm Akin, Gump, Strauss, Hauer &
                                        Feld, L.L.P. From 1970 until April 2001 he held various positions in the law firm Sheinfeld, Maley & Kay P.C., most recently as counsel to the firm. Mr. Sheinfeld was an adjunct professor of law at the University of Texas, School of Law from 1975 to 1991, and has been a contributing author to numerous legal and business publications, and a contributor, co-editor and co-author of Collier
                                        On Bankruptcy, and a co-author of Collier On Bankruptcy Tax for
                                        Matthew Bender & Co., Inc. He is a Director and member of The
                                        Houston Chapter of National Association of Corporate Directors and
                                        a member of The National Association of Corporate Directors.

Martin J. Whitman.....          79    Member of the Audit Committee of the Board since 1993, a member of       1991
                                        the Governance and Nominating Committee of the Board since 2002, and a member of the Compensation Committee since 2004. Chief
                                        Executive Officer until June 2002 and a Director of Danielson
                                        Holding Corporation (a holding company for barge transportation, energy, and insurance businesses) since 1990 (Chairman of the Board until July 1999); Chairman and Trustee of Third Avenue Trust since
                                        1990 and Chief Executive Officer of Third Avenue Trust from 1990 to
                                        2003; Co-Chief Investment Officer of Third Avenue Management LLC
                                        and its predecessor (the adviser to Third Avenue Trust) since 2003 and Chief Investment Officer of Third Avenue Management LLC and its
                                        predecessor from 1991 to 2003; Director of Tejon Ranch Co. (an agricultural and land management company) from 1997 to 2001; and,
                                        Director of Stewart Information Services Corp. (a title insurance and real estate company) from 2000 until 2001. Mr. Whitman was an
                                        Adjunct Lecturer, Adjunct Professor and Distinguished Fellow in
                                        Finance, Yale University School of Management from 1972 to 1984 and
                                        1992 to 1999 and is currently an Adjunct Lecturer in Finance at
                                        Yale University. He was an Adjunct Professor at the Columbia
                                        University Graduate School of Business in 2001. Mr. Whitman is
                                        co-author of The Aggressive Conservative Investor and author of
                                        Value Investing: A Balanced Approach. Mr. Whitman is the Lead
                                        Director for the Company's Board of Directors.

CLASS III
DIRECTORS CONTINUING IN OFFICE  - TERMS EXPIRING IN 2006

                                                                                                               DIRECTOR
                                                             POSITION WITH NABORS                             OF NABORS
           NAME                 AGE                       AND PRIOR BUSINESS EXPERIENCE                         SINCE
           ----                 ---                       -----------------------------                         -----
Eugene M. Isenberg...           74    Chairman of the Board, Chairman of the Executive Committee of the          1987
                                        Board and Chief Executive Officer of Nabors since 1987. Mr.
                                        Isenberg has served as a Director of Danielson Holding Company (a financial services holding company) since 1990. He has been a
                                        Governor of the National Association of Securities Dealers (NASD)
                                        since 1998 and the American Stock Exchange (AMEX) since 1996. He has served as a member of the National Petroleum Council since
                                        2000. From 1969 to 1982, Mr. Isenberg was Chairman of the Board and
                                        principal shareholder of Genimar, Inc. (a steel trading and building products manufacturing company), which was sold in 1982.
                                        From 1955 to 1968, Mr. Isenberg was employed in various management capacities with Exxon Corporation.

Jack Wexler.............        78    Chairman of the Compensation Committee of the Board, a member of           1987
                                        the Executive and Audit Committees of the Board since 1987 and a member of the Governance and Nominating Committee since 2002. Mr.
                                        Wexler was employed by Exxon Corporation and its affiliates, serving in senior staff and operating management positions in the
                                        United States and the Far East until his retirement in 1982.

                      COMMITTEES AND MEETINGS OF THE BOARD

     The Board of Directors met four (4) times during 2003. Each of our incumbent directors attended at least 75% of the aggregate of the meetings of the Board and the committees on which he served during 2003, except Mr. Richard
F. Syron who attended fewer than 75% of the aggregate of the meetings of the Board and the committees on which he served during 2003. The Board has five (5) committees - the Audit Committee, the Compensation Committee, the Governance and Nominating Committee, the Technical and Safety Committee and the Executive Committee. The independent directors of the Board meet in executive sessions following each Board meeting. Appointments and chairmanships of the committees are recommended by the Governance and Nominating Committee and are selected by the Board. All committees report their activities to the Board. The charters of each of our Audit Committee, Compensation Committee, and Governance and Nominating Committee are available on our web site at www.nabors.com.

     The Board has affirmatively determined that each of the current directors, with the exception of Messrs. Isenberg and Petrello who are officers of the Company, has no material relationship with Nabors that would interfere with the exercise of independent judgment and, therefore, is independent under the listing standards of the American Stock Exchange ("AMEX").

     The Board currently intends to add two (2) new directors to the Board by the end of 2004, each of whom will be independent under AMEX listing standards.

AUDIT COMMITTEE

The primary purpose of our Audit Committee is to assist the Board in monitoring
(a) the quality and integrity of the financial statements of the Company, (b) the independent auditors' qualifications and independence; (c) the performance of the Company's independent auditors; and (d) compliance by the Company with legal and regulatory requirements. The Audit Committee met four (4) times during 2003. The members of the Audit Committee are Myron M. Sheinfeld (Chairman), Jack Wexler and Martin J. Whitman. The Board has determined that the Audit Committee's current composition satisfies the rules of the AMEX that govern audit committee composition, including the requirement that each member of the Audit Committee be "independent" as that term is defined under the listing standards of the AMEX and specified in Rule 10A-3 under the Securities Exchange Act of 1934. In addition, the Board has determined that Mr. Whitman is an "audit committee financial expert" as defined under the current rules of the SEC.

COMPENSATION COMMITTEE

The primary purpose of our Compensation Committee is to: (a) discharge the Board's responsibilities relating to the compensation of our executives, including overseeing the administration of our compensation programs and setting the compensation of our key executives; (b) assist the Board in its oversight of the development, implementation, and effectiveness of our policies and strategies relating to our human capital function; and (c) prepare any report on executive compensation required by the rules and regulations of the SEC. The Compensation Committee met four (4) times during 2003. The members of the Compensation Committee are Jack Wexler (Chairman), Myron M. Sheinfeld and Martin
J. Whitman each of whom is, as determined by the Board, an independent director as defined under AMEX listing standards. Mr. Whitman intends to resign from the Compensation Committee prior to the annual general meeting of shareholders.

GOVERNANCE AND NOMINATING COMMITTEE

The primary purpose of the Governance and Nominating Committee is to recommend individuals to the Board of Directors for nomination, election or appointment as members of the Board and its committees and to take a leadership role in shaping our corporate governance, including developing, recommending to the Board and reviewing on an ongoing basis our corporate governance principles and practices. The Governance and Nominating Committee will consider nominees recommended by shareholders. Shareholders who wish to submit nominees for director for consideration by the Governance and Nominating Committee for election at our 2005 annual general meeting of shareholders may do so by submitting such nominee's names, in compliance with the procedures and along with the other information required by our Bye-Laws, to the Company's principal executive offices no later than January 8, 2005. The Governance and Nominating Committee met four (4) times during 2003. The members of the Governance and Nominating Committee are James L. Payne (Chairman), Hans W. Schmidt, Myron M. Sheinfeld, Jack Wexler and Martin J. Whitman, each of whom is, as determined by the Board, an independent director as defined under AMEX listing standards.

TECHNICAL AND SAFETY COMMITTEE

The Technical and Safety Committee provides leadership in developing policies, implementing programs and monitoring performance in the technical and safety aspects of Nabors' operations. The Technical and Safety Committee met two (2) times during 2003. The members of the Technical and Safety Committee are Hans W. Schmidt (Chairman), James L. Payne and Anthony G. Petrello.

EXECUTIVE COMMITTEE

The Executive Committee has the authority to exercise all powers, rights and authority of the Board as might be necessary from time to time between regularly scheduled Board meetings, except with respect to certain actions as provided in Nabors' Bye-Laws or applicable law. The members of the Executive Committee are Eugene M. Isenberg (Chairman), Anthony G. Petrello and Jack Wexler. The Executive Committee did not meet during 2003.

Mr. Richard F. Syron resigned from the Board of Directors effective December 31, 2003.

                                 CODE OF ETHICS

     The Company has a Code of Business Conduct, which is applicable to all employees of the Company, including the Company's Chief Executive Officer, Chief Financial Officer and Controller. The Code of Business Conduct is available on our web site at www.nabors.com. The Company intends to satisfy any disclosure requirements regarding amendments to, or waivers from, any provision of the Code of Business Conduct by posting such information on our web site at www.nabors.com.

                              DIRECTOR COMPENSATION

     Nabors compensates its directors through a combination of an annual retainer and stock options. During 2003 directors received an annual retainer of $28,000 for service on the Board and an additional annual retainer of $3,000 for serving as chairman of a Board committee. No additional amounts are paid for attendance at Board or committee meetings. Non-employee directors who serve on the Executive Committee receive an additional annual retainer of $125,000. In the event of retirement, permanent and total disability or death of a non-employee director who served on the Executive Committee, the $125,000 annual retainer, together with the amount of the annual retainer for serving as a Board member shall continue for an additional five years following the end of the quarter in which retirement, permanent and total disability, or death occurs. Beginning April 1, 2004, the annual retainer for service on the Board was increased to $50,000 per annum and the additional retainer for service as chairman of a Board committee was eliminated.

     Nabors also issues stock options to its non-employee directors to align their interests with Nabors' shareholders. Option awards are made pursuant to option plans adopted from time to time for non-employee directors. Each non-employee director was awarded on February 20, 2004, options to purchase at least 30,000 shares and certain non-employee directors received additional awards in recognition of their service as a committee member or committee chairman. The awards were as follows: Mr. Payne, 40,000 options; Mr. Schmidt, 40,000 options; Mr. Sheinfeld, 45,000 options; Mr. Wexler, 45,000 options; and Mr. Whitman, 45,000 options. All of the options were granted at a per share price of $45.91, the closing price of the Company's shares on the date of grant. The options generally vest in three equal annual installments beginning on the first anniversary of the date of the grant and are exercisable for ten years from the date of grant.

            SHARE OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS

     The following table sets forth, as of April 8, 2004, certain information with respect to the beneficial ownership of Nabors' outstanding common shares by
(a) each current director, (b) each executive officer named in the Summary Compensation Table appearing elsewhere herein (the "Named Executive Officers"),
(c) all directors and executive officers as a group, and (d) any other person or entity known by Nabors to be the beneficial owner of more than 5% of Nabors' common shares:

                                                                               COMMON SHARES BENEFICIALLY OWNED
                                                                           -------------------------------------------
BENEFICIAL OWNER (1)                                                       NUMBER OF SHARES        PERCENT OF TOTAL(2)
--------------------                                                       ----------------        -------------------
DIRECTORS
Eugene M. Isenberg (2) (3).......................................                12,286,013                 7.72%
James L. Payne (2)...............................................                    58,216                     *
Anthony G. Petrello (2)..........................................                 5,579,593                 3.62%
Hans W. Schmidt (2)..............................................                   130,916                     *
Myron M. Sheinfeld (2) (4).......................................                   139,468                     *
Jack Wexler (2)..................................................                   119,700                     *
Martin J. Whitman (2) (5)........................................                   275,366                     *

OTHER EXECUTIVE OFFICERS
Bruce P. Koch (2)................................................                    92,850                     *
Daniel McLachlin (2).............................................                     6,091                     *

All Directors/Executive Officers as a group (9 persons) (2)-(5)                  18,688,213                11.31%

OTHER
FMR Corp. (6)                                                                    14,909,211                10.04%


---------------
*    Less than 1%

(1) The address of each of the directors and officers listed is in care of Nabors Industries Ltd., 2nd Floor International Trading Centre, Warrens, P.O. Box 905E, St. Michael, Barbados.

(2) As of April 8, 2004, Nabors had 148,524,892 shares outstanding and entitled to vote. For purposes of this table, "beneficial ownership" is determined in accordance with Rule 13d-3 under the U.S. Securities Exchange Act of 1934, pursuant to which a person or group of persons is deemed to have "beneficial ownership" of any common shares that such person has the right to acquire within 60 days. We have included in the table common shares underlying fully vested stock options (without giving effect to accelerated vesting that might occur in certain circumstances). For purposes of computing the percentage of outstanding common shares held by each person or group of persons named above, any shares which such person or persons has the right to acquire within 60 days (as well as common shares underlying fully vested stock options) are deemed to be outstanding, but are not deemed to be outstanding for purposes of computing the percentage ownership of any other person.

         The number of common shares underlying fully vested stock options included in the table are as follows: Mr. Isenberg - 10,611,745; Mr. Payne - 54,166; Mr. Petrello - 5,478,581; Mr. Schmidt - 128,166; Mr.
         Sheinfeld - 122,333; Mr. Wexler - 116,500; Mr. Whitman - 117,500; Mr.
         Koch - 92,850; Mr. McLachlin - 6,000, and all directors and Named Executive Officers as a group - 17,727,741.

(3) The shares listed for Mr. Isenberg are held directly or indirectly through certain trusts, defined benefit plans and individual retirement accounts of which Mr. Isenberg is a grantor, trustee or beneficiary. Not included in the table are 386 shares owned directly or held in trust by Mr. Isenberg's spouse.

(4) The shares listed for Mr. Sheinfeld include 292 shares owned directly by Mr. Sheinfeld's spouse. Mr. Sheinfeld disclaims beneficial ownership of these shares.

(5) The shares listed for Mr. Whitman include 157,819 common shares owned by M.J. Whitman & Co., Inc. Because Mr. Whitman is a majority stockholder in M.J. Whitman & Co., Inc., he may be deemed to have beneficial ownership of the Nabors shares owned by that company. The shares listed for Mr. Whitman also include 47 shares owned directly by Mr. Whitman's spouse.

(6) Based solely on the information contained in Schedule 13G of FMR Corp. filed with the Securities and Exchange Commission on February 16, 2004, the shares listed include (i) 12,813,372 shares beneficially owned by Fidelity Management & Research Company, (ii) 1,045,419 shares beneficially owned by Fidelity Management Trust Company, (iii) 1,050,420 shares beneficially owned by Fidelity International Limited. FMR Corp. has sole voting power with respect to 1,984,239 shares and sole dispositive power with respect to 14,909,211 shares. The address of FMR Corp.'s principal business office is 82 Devonshire Street, Boston, Massachusetts 02109.

OTHER EXECUTIVE OFFICERS


                                                   POSITION WITH NABORS
           NAME                 AGE             AND PRIOR BUSINESS EXPERIENCE
           ----                 ---    ------------------------------------------
Bruce P. Koch...........        44     Vice President and Chief Financial Officer
                                        since February 2003, Vice
                                        President-Finance from January 1996 to
                                        February 2003, and Corporate Controller
                                        of Nabors from March 1990 to 1995. He
                                        was employed with the accounting firm of
                                        Coopers & Lybrand from 1983 to 1990 in a
                                        number of capacities, including Audit
                                        Manager from 1987 until 1990.

Daniel McLachlin....            66     Vice President-Administration and
                                        Secretary of Nabors since 1986. He was
                                        Manager, Administration of Nabors from
                                        1984 to 1986. From 1979 to 1984 he was
                                        the Vice President, Human Resources of
                                        Nabors Drilling Limited, a subsidiary of
                                        Nabors.

                             MANAGEMENT COMPENSATION

SUMMARY COMPENSATION TABLE

     The table below sets forth all reportable compensation awarded to, earned by or paid to the Named Executive Officers for services rendered in all capacities to Nabors and its subsidiaries and whose compensation for the year exceed $100,000 for each of the last three fiscal years.

                              ANNUAL COMPENSATION                                         AWARDS
-------------------------------------------------------------------------------------------------------------------------
                                                                                RESTRICTED  SECURITIES
                                                                 OTHER ANNUAL      STOCK    UNDERLYING    ALL OTHER
NAME AND PRINCIPAL                                              COMPENSATION     AWARD(S)    OPTIONS/   COMPENSATION
     POSITION               PERIOD   SALARY($)     BONUS($)          ($)           ($)        SARS (1)       ($)
-------------------------------------------------------------------------------------------------------------------------
Eugene M. Isenberg           2003    325,000(2)   1,400,000(3)    231,569(4)         0         950,000        248,419(5)
Chairman of the
Board, Director and          2002    325,000      1,400,000       273,270            0       1,900,000        134,012
Chief Executive Officer
                             2001    325,000      2,000,000       134,748            0               0        119,542
-------------------------------------------------------------------------------------------------------------------------
Anthony G. Petrello          2003    275,000(6)     700,000(7)     85,566(8)         0         475,000         80,684(9)
Director, Deputy
Chairman, President and      2002    275,000        700,000       112,267            0         950,000         88,031
Chief Operating Officer
                             2001    275,000      1,000,000       127,956            0               0        137,424
-------------------------------------------------------------------------------------------------------------------------
Bruce P. Koch                2003    185,000         45,000             -            0          20,000          7,400(10)
Vice President and
Chief Financial Officer      2002    185,000         40,000             -            0          25,000          8,325(10)

                             2001    185,000         40,000             -            0               0          7,650
-------------------------------------------------------------------------------------------------------------------------
Daniel McLachlin             2003     99,333         10,000        46,089(11)        0           8,500          3,284(12)
Vice
President-Administration     2002     92,000         10,000        18,636            0           5,000          4,140
and Secretary
                             2001     92,000         14,000             -            0               0          4,140
=========================================================================================================================

(1) The awards reflected on the table above for 2003 were awards made in early 2003 relating to performance for 2002. The awards reflected on the table above for 2002 were awards made in early 2002 relating to performance for 2001. Each of the Named Executive Officers received the number of options indicated below, effective February 20, 2004 for performance during 2003. The exercise price of the options awarded is $45.91, the closing price per common share on the American Stock Exchange on the grant date. The options vest in three equal annual installments beginning on the first anniversary of the date of the grant for Mr. Isenberg and Mr. Petrello and four equal annual installments beginning on the first anniversary date of the grant for Mr. Koch and Mr. McLachlin: Mr. Isenberg - 950,000, Mr. Petrello - 475,000, Mr. Koch - 30,000 and Mr. McLachlin - 4,500.

(2)      Includes $28,000 paid as director's fees.

(3) Mr. Isenberg is entitled to receive an annual bonus as provided in his employment agreement. For each of fiscal years 2003, 2002 and 2001, Mr. Isenberg agreed to accept a bonus that was less than the bonus he was entitled to receive under his employment agreement.

(4) Includes various club dues; auto allowance; imputed life insurance; tax preparation fees ($73,618); and gross-up amount for auto allowance and tax preparation fees ($65,208).

(5) Includes (a) Nabors' matching contributions to a retirement savings plan and a non-qualified deferred compensation plan of $8,000; and (b) $240,419 that is the net benefit to Mr. Isenberg of the premiums paid by Nabors, as projected on an actuarial basis, for a split dollar life insurance arrangement (Nabors has suspended additional premium payments under these policies as a result of the adoption of the Sarbanes - Oxley Act of 2002).

(6)      Includes $28,000 paid as director's fees.

(7) Mr. Petrello is entitled to receive an annual bonus as provided in his employment agreement. For each of fiscal years 2003 and 2001, Mr. Petrello agreed to accept a bonus that was less than the bonus he was entitled to receive under his employment agreement.

(8) Includes club dues; auto allowance; imputed life insurance; and gross-up amounts for auto allowance and imputed interest ($85,566).

(9) Includes (a) Nabors' matching contributions to a retirement savings plan and a non-qualified deferred compensation plan of $8,000; (b) $28,895 that is the net benefit to Mr. Petrello of the premiums paid by Nabors, as projected on an actuarial basis, for a split dollar life insurance arrangement (Nabors has suspended additional premium payments under these policies as a result of the adoption of the Sarbanes - Oxley Act of 2002); and (c) imputed interest of $43,789 on a loan from Nabors in the maximum amount of $2,881,915 pursuant to his employment agreement in connection with his relocation to Houston, the balance of which was $2,881,915 as of March 31, 2004, and on which no interest has been paid or charged thereon.

(10) Includes Nabors' matching contributions to a retirement savings plan and a non-qualified deferred compensation plan of $7,400.

(11) Includes club dues; auto allowance; imputed life insurance; gross-up amount for FICA, foreign service premium ($9,167); goods & services differential ($23,265); and a hardship allowance ($4,583).

(12) Includes Nabors' matching contributions to a retirement savings plan and a non-qualified deferred compensation plan of $3,284.

STOCK OPTION/SAR GRANT TABLE

     The following table provides information with respect to stock options granted during the fiscal year ended December 31, 2003 to the Named Executive Officers. Nabors did not grant any stock appreciation rights to the Named Executive Officers during the fiscal year ended December 31, 2003.

                                INDIVIDUAL GRANTS

                          NUMBER OF       % OF TOTAL      EXERCISE OR
                         SECURITIES         OPTIONS          BASE
                         UNDERLYING       GRANTED TO         PRICE                      GRANT DATE
                           OPTIONS       EMPLOYEES IN       ($/SH)       EXPIRATION       PRESENT
          NAME             GRANTED        FISCAL YEAR                       DATE        VALUE ($)(1)
------------------------------------------------------------------------------------------------------
Eugene M. Isenberg        950,000 (2)      34.87%          38.75         2/20/2013         13,599,345
------------------------------------------------------------------------------------------------------
Anthony G. Petrello       475,000 (2)      17.44%          38.75         2/20/2013          6,799,673
------------------------------------------------------------------------------------------------------
Bruce P. Koch              20,000 (3)        .73%          38.75         2/20/2013            286,302
------------------------------------------------------------------------------------------------------
Daniel McLachlin            8,500 (4)        .32%          39.23(5)      2/28/2013            122,904
======================================================================================================

(1) All options are granted at an exercise price equal to the closing price of Nabors' common shares on the date of grant. Therefore, if there is no appreciation in the market value, no value will be realizable. In accordance with Securities and Exchange Commission rules, the Black-Scholes option pricing model was chosen to estimate the grant date present value of the options set forth in this table. Nabors' use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating the February 20, 2003 grant date present value: (a) the expected term is assumed to be three and a half years, (b) volatility of 47.58%, (c) dividend of $0 per share and (d) risk-free rate of return of 2.23%. The following assumptions were made for purposes of calculating the February 28, 2003 grant date present value: (a) the expected term is assumed to be three and a half years, (b) volatility of 47.58%, (c) dividend of $0 per share and (d) risk-free rate of return of 2.09%. The figures given are not intended to forecast future price appreciation of the shares. The real value of the options in this table depends solely upon the actual performance of the Nabors' shares during the applicable period.

(2) These options were granted on February 20, 2003 and vest in three equal annual installments beginning on February 20, 2004.

(3) These options were granted on February 20, 2003 and vest in four annual installments beginning on the date of grant.

(4) These options were granted on February 20, 2003 (4,000 options) and February 28, 2003 (4,000 options) and vest in four annual installments beginning on the date of the grant.

(5) The exercise price for the two awards to Mr. McLachlin were $38.75 (4,000 options awarded on February 20, 2003) and $39.65 (4,500 options awarded on February 28, 2003), respectively.

OPTION/EXERCISES DURING 2003 AND YEAR-END OPTION VALUES

     The following table provides information with respect to stock options exercised during 2003 and the value as of December 31, 2003 of unexercised in-the-money options held by the Named Executive Officers. The value realized on the exercise of options is calculated using the difference between the per share option exercise price and the market value of a share on the date of the exercise. The value of unexercised in-the-money options at fiscal year end is calculated using the difference between the per share option exercise price and the market value of $41.50 per share at December 31, 2003.

                                                                                                   VALUE OF UNEXERCISED
                             SHARES                      NUMBER OF SECURITIES UNDERLYING               IN-THE-MONEY
                            ACQUIRED        VALUE              UNEXERCISED OPTIONS                      OPTIONS AT
                               ON          REALIZED            AT FISCAL YEAR-END                    FISCAL YEAR-END ($)
          NAME              EXERCISE         ($)       EXERCISABLE  /    UNEXERCISABLE        EXERCISABLE  /     UNEXERCISABLE
------------------------------------------------------------------------------------------------------------------------------
Eugene M. Isenberg              0               0    10,295,079  /           950,000         150,014,710  /        2,612,500
------------------------------------------------------------------------------------------------------------------------------
Anthony G. Petrello             0               0     5,320,248  /           475,000          81,063,767  /        1,306,250
------------------------------------------------------------------------------------------------------------------------------
Bruce P. Koch                   0               0        81,600  /            42,500           1,662,163  /          325,937
------------------------------------------------------------------------------------------------------------------------------
Daniel McLachlin            4,650          90,570         3,750  /            13,000              25,125  /           73,513
------------------------------------------------------------------------------------------------------------------------------

EMPLOYMENT CONTRACTS

     Mr. Isenberg and Mr. Petrello's employment contracts were amended and restated effective October 1, 1996 and both contracts currently are set to expire on September 30, 2008. The expiration date automatically extends for an additional one-year term on each anniversary date, unless Nabors provides notice to the contrary ten days prior to such anniversary. Mr. Isenberg's salary is subject to annual review for increase at the discretion of the Board and the Compensation Committee. The formula for the calculation of his cash bonus remained as it had been under the prior version, a shareholder approved contract, which provided that Mr. Isenberg is entitled to receive an annual cash bonus equal to 6% of Nabors' net cash flow (as defined in the employment contract) in excess of 15% of the average stockholders' equity for such fiscal year. Mr. Petrello's salary is subject to annual review for increase at the discretion of the Board and the Compensation Committee. His annual bonus remained as it had been at the greater of $700,000 or 2% of the net cash flow (as defined in the employment contract) in excess of 15% of the average stockholders' equity in such year. Mr. Isenberg and Mr. Petrello are eligible for stock options and grants; may participate in annual long-term incentive programs, and pension and welfare plans, on the same basis as other executives; and may receive special bonuses from time to time as determined by the Board. Effective June 24, 2002, Mr. Isenberg's and Mr. Petrello's employment contracts were amended to reflect a reduction in salary equivalent to the amount of director's fees to be paid by Nabors as of that date. Pursuant to an Executive Cost Allocation Agreement, a percentage of Mr. Isenberg's and Mr. Petrello's salary, bonus, stock options or other compensation payable pursuant to their employment agreements is paid by Nabors Corporate Services, Inc. for services performed for that company.

     In addition to salary and bonus, each of Mr. Isenberg and Mr. Petrello receive group life insurance at an amount at least equal to three times their respective base salaries; various split-dollar life insurance policies, reimbursement of expenses, various perquisites and a personal umbrella policy in the amount of $5 million. Further, if Mr. Isenberg or Mr. Petrello is subject to the tax imposed by Section 4999 of the Internal Revenue Code, Nabors has agreed to reimburse them for such tax on an after-tax basis. Premiums payable under the split dollar life insurance policies have been suspended as a result of the adoption of the Sarbanes - Oxley Act of 2002.

     In the event that either Mr. Isenberg's or Mr. Petrello's employment contract is terminated by Nabors by reason of death, disability, or any reason other than for cause, or is terminated by either individual for Constructive Termination Without Cause (as defined in the respective agreements) or is terminated as a result of or following a Change in Control (as defined in the respective agreements), the terminated individual will be entitled to receive:
(a) all base salary which would have been payable through the expiration date of the contract or three times his then current base salary, whichever is greater;
(b) all annual cash bonuses which would have been payable through the expiration date, or three times the highest bonus, (including the imputed value of grants of stock awards and stock options), paid or payable during the last three fiscal years prior to termination, whichever is greater; (c) any restricted stock outstanding, which shall immediately and fully vest; (d) any outstanding stock options, which shall immediately and fully vest; (e) any amounts earned, accrued or owing to the executive but not yet paid (including executive benefits, life insurance, disability benefits and reimbursement of expenses and perquisites) shall be continued through the later of the expiration date or three years after the termination date; (f) continued participation in medical, dental and life insurance coverage until the executive receives equivalent benefits or coverage through a subsequent employer or until the death of the executive or his spouse, whichever is later; and (g) any other or additional benefits in accordance with applicable plans and program of Nabors. In the event that either Mr. Isenberg's or Mr. Petrello's termination is related to a Change in Control, the terminated individual, at his election, would be entitled to receive a cash amount equal to one dollar less than the amount that would constitute an "excess parachute payment" as defined in Section 280G of the Internal Revenue Code, in place of the salary and bonus referred to in (a) and (b) above. In addition, the terminated individual would be entitled, at his election, to terminate his employment because of such Change in Control, and to receive instead such number of outstanding options, as selected by the individual, an amount of cash in exchange therefor equal to (x) the excess of the Change in Control Price (as defined in the respective agreements) over the exercise price of the options per common share multiplied by (y) the number of options selected by the individual. In addition, the terminated individual would be entitled to a grant of additional vested options exercisable for five years, at a price equal to the average closing price per share during the 20 days prior to the Change in Control in an amount equal to the highest number of options granted during any fiscal year during the period comprising the then current fiscal year and the three fiscal years preceding the Change in Control. In the event that either Mr. Isenberg's or Mr. Petrello's employment contract is terminated for cause or as a result of resignation (other than as described above), the terminated individual will be entitled to receive: (1) base salary through the date of termination;
(2) all annual cash bonuses which would have been payable through the date of termination; (3) all restricted stock that has vested on or prior to the date of termination; (4) any outstanding stock options vested on or prior to the date of termination; (5) any amounts earned, accrued or owing to the executive but not yet paid (including executive benefits, life insurance, disability benefits and reimbursement of expenses and perquisites if to be performed following termination); and (6) other or additional benefits in accordance with applicable plans and program of Nabors. If Mr. Petrello's employment is terminated for any reason, he also is entitled to certain relocation benefits as set forth in his employment agreement.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     This section discusses certain direct and indirect relationships and transactions involving Nabors and any director or Named Executive Officer.

     Mr. Petrello has a loan from Nabors in the maximum amount of $2,881,915 pursuant to his employment agreement in connection with his relocation to Houston, the balance of which was $2,881,915 as of December 31, 2003. The repayment of the loan was automatically extended an additional year on each anniversary of his employment agreement. In September 2002 Mr. Petrello signed a waiver discontinuing the automatic extensions of the loan repayment. The loan is scheduled to be paid on or before September 30, 2006 and shall not be further extended.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee for fiscal 2003 was comprised of three independent directors: Mr. Wexler (Chairman), Mr. Sheinfeld and Mr. Syron (Mr. Syron resigned from the Board effective December 31, 2003). None of these directors has ever served as an officer or employee of Nabors or any of its subsidiaries, nor has any participated in any transaction during the last fiscal year required to be disclosed pursuant to the federal proxy rules. No executive officer of Nabors serves on any board of directors of any entity of which Messrs. Wexler, Sheinfeld or Syron is an employee.

     The adult son of one of our directors, Jack Wexler, is an employee of Nabors Corporate Services, Inc., a subsidiary of Nabors, and has been employed by Nabors since February 1, 1992. The employee is paid an annual salary of $108,000 and is eligible to receive cash bonuses and stock options.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

COMPENSATION AND ROLE OF THE COMPENSATION COMMITTEE

     The Compensation Committee is responsible for overseeing the administration of our compensation programs and setting the compensation of our key executives. The Compensation Committee's charter is available on our website at www.nabors.com. We discuss below our policies for compensating our executives and aligning the interests of management with the long-term interests of shareholders.

COMPENSATION POLICIES

     The Compensation Committee's goal is to incentivize and reward superior executive performance that will create long-term investor value and to attract and retain executives who deliver that level of performance. The Compensation Committee is mindful that the oil field services industry, particularly the contract drilling segment, has been volatile, undergoing severe contractions in activity forcing many companies to withdraw or be eliminated from the market place followed by periods of rapid expansion when market conditions improve. The ability of companies to compete in this market place depends in part on the ability to attract and retain executives with the necessary industry knowledge and management and financial skills to preserve and enhance Nabors' position, notwithstanding the industry's characteristics. For this reason, the Compensation Committee also is of the view that attracting executive talent from both inside and outside the industry is important to the continued enhancement of Nabors. The Compensation Committee reviews and approves all of the policies under which compensation is paid to our senior executive officers. The Compensation Committee will regularly oversee and evaluate the effectiveness of the executive compensation programs in hiring, motivating and retaining key employees.

     Nabors' executive compensation program includes base salary and incentive bonuses as follows:

     Base Salary: The Compensation Committee reviews the performance of each senior executive officer individually with the Chief Executive Officer and determines an appropriate salary level for each senior executive officer based primarily on individual performance and competitive factors. These competitive factors include as a reference the base salary of other top executives of drilling contractors and the oil service sector generally, and also the compensation levels needed to attract and retain highly talented executives from outside the industry. For fiscal 2003 the Compensation Committee noted that the salaries of the Chief Executive Officer and the other Named Executive Officers were, in most cases, below the mean of the salaries for the same categories of Nabors' competitors, as reported in the latest available proxy statements of the five companies other than Nabors that comprise the Dow Jones Oil Drilling, Equipment and Services Index. The salaries of the Chief Executive Officer and the President have remained the same since 1987 and 1991, respectively.

     Incentive Bonus Program: The Compensation Committee administers annual review programs to determine rewards to senior executive officers and key employees based upon Nabors' performance in relation to performance goals. Financial performance goals for the Chief Executive Officer and President are set forth in the contractual bonus formulae described above under "MANAGEMENT COMPENSATION-Employment Contracts". With respect to other senior executive officers, the performance goals include both financial and non-financial objectives, including achieving certain financial targets in relation to internal budgets, developing internal infrastructure and enhancing positions in certain markets. The financial criteria include, among other things, increasing revenues, controlling direct and overhead expenses and increasing cash flow from operations. The nonfinancial criteria include: obtainment of safety goals, maintaining Nabors' share in its principal geographic markets, enhancing Nabors' technical capabilities and developing operations in identified strategic markets. Based on these reviews, the Compensation Committee recommends annual incentive rewards. Annual incentive awards include cash, options or shares, or a combination thereof. Share awards or stock option grants typically have been issued on a four-year vesting schedule, but the Compensation Committee reserves the right to modify the vesting schedule in its discretion. Annual incentive bonus awards are not guaranteed except for those provided under contractual arrangements. The Compensation Committee believes that stock option grants and share awards are critical in motivating and rewarding the creation of long-term shareholder value, and the Compensation Committee has established a policy of awarding stock options from time to time based on the continuing progress of Nabors and on individual performance.

     For 2003 the bonus and stock options granted to the Chief Executive Officer and the next two most highly compensated executive officers were higher than those for the same categories of Nabors' competitors, as reported in the latest available proxy statements of the five companies other than Nabors that comprise the Dow Jones Oil Drilling, Equipment and Services Index. Mr. Isenberg's and Mr. Petrello's cash bonuses are determined under a contractual formula based upon financial results (see "MANAGEMENT COMPENSATION - Employment Contracts"). However, for 2003, Mr. Isenberg voluntarily recommended and the Compensation Committee concurred to reduce the amount of cash bonus which he was entitled to receive under his contractual arrangements and awarded Mr. Isenberg $1,400,000. Similarly, Mr. Petrello agreed to reduce the amount of cash bonus which he was entitled to receive under his contractual arrangements and the Compensation committee awarded Mr. Petrello $700,000. On February 20, 2004, the Committee granted to Mr. Isenberg and Mr. Petrello 950,000 and 475,000 stock options, respectively, with a per share exercise price of $45.91, the closing price of an underlying share on the date of grant.

     Section 162(m) of the Internal Revenue Code of 1986, as amended, limits to $1,000,000 the amount of compensation that may be deducted by Nabors in any year with respect to certain of Nabors' highest paid executives. Certain performance-based compensation that has been approved by shareholders is not subject to the $1,000,000 limit, nor is compensation paid pursuant to employment contracts in existence prior to the adoption of Section 162(m) in 1993. Section 162(m) applied to Nabors for the first time in fiscal 1995. Although the contractual bonus arrangements remained the same from their previous contracts, certain bonus compensation, as well as the share options granted to Mr. Isenberg and Mr. Petrello pursuant to the new and amended employment contracts entered into in 1996 may not be exempt from Section 162(m). Consequently, Nabors may not be able to deduct that portion of such compensation that exceeds $1,000,000 (see "MANAGEMENT COMPENSATION-Option/Exercises During 2003 and Year-End Options Values" and "-

Employment Contracts"). While Nabors intends to take reasonable steps to obtain deductibility of compensation, it reserves the right not to do so in its judgment, particularly with respect to retaining the service of its principal executive officers.

CHIEF EXECUTIVE OFFICER AND PRESIDENT

     Nabors' arrangements with its Chief Executive Officer and President have been designed from the outset to align compensation to enhancing shareholder value. Mr. Isenberg's compensation is made pursuant to a contractual formula that was negotiated with the creditors committee in 1987 in connection with the bankruptcy proceedings of Nabors' predecessor corporation. These arrangements were subsequently approved by the various constituencies in such bankruptcy proceedings, including equity and debt holders, and confirmed by the United States Bankruptcy Court. Mr. Isenberg's base salary has remained constant from 1987 through the end of 2003 and Mr. Petrello's base salary has remained constant since his employment began in 1991 through the end of 2003. The major portion of Mr. Isenberg's and Mr. Petrello's cash compensation is the performance-based bonus compensation. Under their agreements, Mr. Isenberg and Mr. Petrello are entitled to receive a cash bonus according to a formula based on a percentage during 2003 (Isenberg-6%, Petrello-2%) of cash flow in excess of a 15% return on shareholders' average book equity. Mr. Petrello is entitled to a minimum annual cash bonus of $700,000. The Compensation Committee believes that tying the cash bonus to Nabors' cash flow in excess of a return on shareholders' average equity aligns Mr. Isenberg's and Mr. Petrello's bonuses to the objective of achieving superior financial results that should enhance shareholder value. In order to ensure that Mr. Isenberg and Mr. Petrello would continue to be available to Nabors, the Compensation Committee amended and restated their employment contracts effective October 1, 1996 for additional five-year terms that renew annually absent notice to the contrary (see "MANAGEMENT COMPENSATION
- Employment Contracts"). Mr. Isenberg's contractual bonus (as well as Mr. Petrello's) provides for the mandatory application of their respective bonus formulae. However, as indicated above, for 2003 the Compensation Committee, upon the recommendation of Messrs. Isenberg and Petrello reduced the cash bonus award to which Mr. Isenberg and Mr. Petrello were entitled under the formula arrangement.

     In reviewing Mr. Isenberg's and Mr. Petrello's compensation, the Compensation Committee noted that Nabors' financial results in 2003 were the second best in the Company's history at $1.25 per diluted share even though the Company was just recovering from a severe industry downturn that persisted throughout 2002 and much of 2003, particularly in our largest business unit, U.S. Lower 48 Land Drilling. Despite the intense competitive and volatile conditions prevailing in the industry this year, there were a number of noteworthy achievements in virtually every operating and business category/activity that further enhanced the Company's potential as the market recovers. Financial strength was maintained, and the Company is recognized as a dynamic, excellently managed organization, well positioned to maintain its leadership and growth. The senior executive management team in place for many years has demonstrated its versatility and leadership in forging a stable and effective organization. The Compensation Committee also noted The Wall Street Journal's special supplement published on March 10, 2003 ranking the 1,000 largest US companies in 76 industry groups in order of annualized return to shareholders. The energy industry listing consisted of 46 companies in three sectors: Major Oil Companies, Secondary Oil Companies and Oil Equipment and Service Companies. Nabors again was ranked among the top companies in achieving superior long-term returns to its shareholders with a ten-year compounded return of 18.6%.

     The Compensation Committee believes that the consistent high ranking of Nabors in such studies throughout the industry's cyclical ups and downs validates its assertion that the current management team has delivered consistent superior returns to its shareholders over the long-term. In fact, Nabors ten-year average return is double that of the S&P 500 (the ten-year average return for companies in the S&P 500 Index is 9.3% for the ten-year period ending December 31, 2002) and is well in excess of a significant majority of its peers in both the energy industry and general US business. The Compensation Committee believes that these objective, third-party studies validate its assertion that the current management team has delivered consistent superior returns to its shareholders over the long-term. The Compensation Committee also believes that retention and financial motivation of the current management team is vital to sustaining this level of performance.

FINANCIAL HIGHLIGHTS - NABORS INDUSTRIES LTD. AND SUBSIDIARIES
(In millions, except per share amounts)

                                                                           2003 VERSUS 2002            2003 VERSUS 1998
                                                                           ----------------            ----------------
                                              FISCAL YEAR (1)             INCREASE/(DECREASE)        INCREASE/(DECREASE)
                                     -------------------------------------------------------------------------------------
FINANCIAL DATA                          2003       2002       1998           $             %           $               %
                                     -------------------------------------------------------------------------------------
Revenues and earnings from
unconsolidated affiliates.......     $  1,890   $  1,481   $  1,008         409            28           882            88
Net income......................        192.2      121.5        125        70.7            58          67.2            54
Net income per diluted share....         1.25        .81       1.16         .44            54           .09             8
Stockholders' equity............      2,490.3    2,158.5      867.5       331.8            15       1,622.8           187
Year end market value of
    shares outstanding..........     $6,086.2   $5,047.6   $1,360.7     1,038.6            21       4,725.5           347

(1) The fiscal years ended 2003, 2002 and 1998 are for the period January 1 through December 31.

                                             THE COMPENSATION COMMITTEE
                                             Jack Wexler, Chairman
                                             Myron M. Sheinfeld
                                             Martin J. Whitman (from
                                             February 20, 2004)

                          REPORT OF THE AUDIT COMMITTEE

     The Audit Committee is comprised of three independent directors and operates pursuant to a written Charter that is available on our website at www.nabors.com. In 2003 the Committee met four (4) times. The primary purposes of the Audit Committee are to assist the Board in monitoring (a) the quality and integrity of the financial statements of Nabors; (b) the independent auditors' qualifications and independence; (c) the performance of Nabors' independent auditors; and (d) compliance by Nabors with legal and regulatory requirements. The Board has determined that the Audit Committee's current composition satisfies the rules of the AMEX that govern audit committee composition, including the requirement that each member of the Audit Committee be "independent" as that term is defined under the listing standards of the AMEX and specified in Rule 10A-3 under the Securities Exchange Act of 1934. In addition, the Board has determined that Mr. Whitman is an "audit committee financial expert" as defined under the current rules of the SEC.

     Management is responsible for the preparation, presentation and integrity of Nabors' financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for performing an independent audit of the financial statements in accordance with generally accepted auditing standards. The independent auditors have free access to the Audit Committee to discuss any matters they deem appropriate.

     In performing its oversight role, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as updated by Statement on Auditing Standards No. 89, Audit Adjustments, and Statement on Auditing Standards No. 90, Audit Committee Communications. The Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect and has discussed with the independent auditors their independence. The Audit Committee has also considered whether the provision of certain non-audit services by the independent auditors is compatible with maintaining the auditors' independence and has enhanced its pre-approval policies and procedures for services provided by our independent auditors. The Committee also reviews reports received from the internal auditors and corrective actions taken by management where warranted.

     During fiscal 2003 the Audit Committee performed all of its duties and responsibilities under the then-applicable Audit Committee Charter. In addition, based on the review and discussions described in this Report of the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited financial statements of Nabors for fiscal 2003 be included in its Annual Report on Form 10-K for such fiscal year.

                                             THE AUDIT COMMITTEE
                                             Myron M. Sheinfeld, Chairman
                                             Jack Wexler
                                             Martin J. Whitman

PREAPPROVAL OF INDEPENDENT AUDITOR SERVICES. The Audit Committee preapproves all audit and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by PricewaterhouseCoopers LLP ("PricewaterhouseCoopers"), the Company's independent auditors. The Chairman of the Audit Committee may preapprove additional permissible proposed non-audit services that arise between Committee meetings, provided that the decision to pre-approve the service is presented for ratification at the next regularly scheduled Committee meeting.

INDEPENDENT AUDITOR FEES

The following table summarizes the aggregate fees for professional services rendered by PricewaterhouseCoopers. The Audit Committee pre-approved fiscal 2003 services and approved fiscal 2002 services.

                                         2003                2002
                                         ----                ----
Audit Fees                           $ 2,012,778       $  2,055,854
Audit Related Fees                       297,058            273,481
Tax Fees                               1,349,954            632,199
All Other Fees                                 -                  -
                                     -----------       ------------
Total                                $ 3,659,790       $  2,961,534
                                     ===========       ============

The Audit fees for the years ended December 31, 2003 and 2002, respectively, include professional services rendered for the audits of the consolidated financial statements of the Company, statutory and subsidiary audits, issuance of comfort letters, consents, and accounting consultation attendant to the audit.

The Audit Related fees as of the years ended December 31, 2003 and 2002 include audits of employee benefit plans, agreed upon procedures engagements and consultations concerning financial accounting and reporting standards. Additionally, audit related fees for the year 2003 include work performed in anticipation of the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, limited to data entry of the Company's policies and procedures into the project management database for Section 404 compliance, and audit related fees for the year 2002 include due diligence related to mergers and acquisitions.

Tax fees as of the years ended December 31, 2003 and 2002, respectively, include services related to tax compliance, including the preparation of tax returns and claims for refund; and tax planning and tax advice. Additionally, tax fees for the year 2002 include tax advice related to mergers and acquisitions.

There were no other professional services rendered during 2003 or 2002.

-------------------
* The aggregate fees included in Audit Fees are fees billed for the fiscal years for the audit of the registrant's annual financial statements and review of financial statements and statutory and regulatory filings or engagements. The aggregate fees included in each of the other categories are fees billed in the fiscal years.

                                     ITEM 2
APPOINTMENT OF INDEPENDENT AUDITORS AND AUTHORIZATION OF THE AUDIT COMMITTEE TO
                         SET THE AUDITORS REMUNERATION

     Under Bermuda law, our shareholders have the responsibility to appoint the independent auditors of the Company to hold office until the close of the next annual general meeting and to authorize the Audit Committee of the Board of Directors to set the auditors' remuneration. At the annual general meeting, the shareholders will be asked to approve the appointment of PricewaterhouseCoopers LLP as our independent auditors and to authorize the Audit Committee of the Board of Directors to set the independent auditors' remuneration. PricewaterhouseCoopers LLP, or a predecessor, has been our independent auditors since May 1987.

     A representative from PricewaterhouseCoopers LLP is expected to be present at the annual general meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPOINTMENT OF
PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS OF THE COMPANY AND TO AUTHORIZE THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS TO SET THE AUDITORS' REMUNERATION.

                                     ITEM 3
   SHAREHOLDER PROPOSAL TO CHANGE NABORS' JURISDICTION OF INCORPORATION FROM
                              BERMUDA TO DELAWARE

     The Central Laborers' Pension Fund, P.O. Box 1267, Jacksonville, IL 62651, owner of 953 common shares of the Company, and another filer have notified the Company that they intend to present the following proposal and related supporting statement at the Annual General Meeting of Shareholders:

     RESOLVED, that the shareholders of Nabors Industries, Ltd. (the Company) urge Nabors Industries, Ltd.'s Board of Directors to take the measures necessary to change the Company's jurisdiction of incorporation from Bermuda to Delaware.

SUPPORTING STATEMENT

     Nabors Industries, Ltd. and its shareholders would benefit if the company changed its jurisdiction of incorporation from Bermuda to Delaware. First, Delaware's corporate laws are updated to meet changing business needs and are more responsive than Bermuda law to the needs of shareholders. Delaware is the state of incorporation for 60% of Fortune 500 companies, according to the Delaware Division of Corporations. We believe that so many companies choose to incorporate in Delaware because it has an advanced and flexible corporate law, expert specialized courts dealing with corporate-law issues, a responsive state legislature and a highly-developed body of case law that allows corporations and shareholders to understand the consequences of their actions and plan accordingly. We believe the stability, transparency and predictability of Delaware's corporate-law framework are superior to Bermuda's and provide advantages to shareholders.

     Second, incorporation in Bermuda makes it more difficult for shareholders to hold companies, their officers and directors legally accountable in the event of wrongdoing. Recent events, we think, demonstrate how crucial it is that, in the event of legal violations by officers or directors, shareholders have the ability to pursue legal remedies. Unlike both U.S. federal and Delaware law, class actions are generally not available under Bermuda law. Under Bermuda law, shareholders have extremely limited ability to sue officers and directors derivatively, on behalf of the corporation. By contrast, under Delaware law, shareholders may sue derivatively for, among other things, breach of fiduciary duty, corporate waste and actions taken in violation of applicable law.

     Third, Delaware law affords shareholders rights not provided under Bermuda law. Unlike Delaware law, Bermuda law does not require shareholder approval for a corporation to dispose of all or substantially all of its assets. Bermuda law does not permit action by written consent of fewer than all shareholders, while Delaware law does.

     Fourth, incorporation in Bermuda may affect the enforceability of judgments obtained in a U.S. court. A judgment for money damages based on civil liability rendered by a U.S. court is not automatically enforceable in Bermuda because the U.S. and Bermuda do not have a treaty providing for reciprocal enforcement of judgments in civil matters. A Bermuda court may not recognize a judgment of a U.S. court if it is deemed contrary to Bermuda public policy, and Bermuda public policy may differ significantly from U.S. public policy.

DIRECTORS' RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL.

     The Board of Directors has carefully considered the shareholder proposal and believes that the shareholder proposal is not in the best interests of the Company or its shareholders and therefore unanimously recommends a vote "AGAINST" the proposal.

     At our June 14, 2002 Special Meeting of Shareholders, 83% of the votes cast were cast in favor of the Agreement and Plan of Merger which effectively changed the place of incorporation of the Company from Delaware to Bermuda. Institutional Shareholder Services, Inc., the country's leading independent proxy advisor, considered Nabors' reasons for its reorganization as a Bermuda company and recommended that shareholders vote in favor of the reorganization at the Special Meeting of the Shareholders. We believe that this vote was a clear recognition by our shareholders that our reorganization as a Bermuda company offered Nabors strategic advantages that we did not have under our prior corporate structure.

     Expansion of our international business is an important part of our business strategy. The percentage of our Operating revenues and Earnings from unconsolidated affiliates that is derived from non-U.S. sources grew from 21% in 2000 to 39% in 2003. The Board of Directors believes that our reorganization in Bermuda has facilitated and will continue to facilitate the expansion of the Company's non-U.S. business activities in an increasingly globalized economy. As a result of our reorganization, we have realized incremental cash flow, we have reduced our worldwide effective tax rate, and we believe that our company has become a more attractive investment opportunity for a wider range of investors. In addition, we have added approximately 2,200 new employees in the United States since the date of our reorganization.

     Prior to our reorganization in 2002, we believe that many of our competitors held a competitive advantage over Nabors because (unlike Nabors) they were not subject to extraterritorial taxation by the United States on income earned outside the United States. Our reorganization as a Bermuda company put us on a level playing field with our non-U.S. domiciled competitors. We support those in Congress who would revise the United States tax code to eliminate the extraterritorial taxation of profits earned by companies organized in the United States. We believe that the current U.S. tax code penalizes U.S. companies with foreign operations, makes them less competitive than their foreign counterparts, provides disadvantages for raising capital investment (which is critical for long-term success in our industry), exacerbates the U.S. trade deficit, and leads to a weakened U.S. currency.

     The proponents cite perceived differences in Delaware and Bermuda law as support for their proposal. First, the proponents aver that Delaware has an "advanced and flexible corporate law" and a highly developed body of case law that provides certainty for planning purposes. We believe that Bermuda law, which is based upon the laws of England, is also well developed and flexible. Since our reorganization, we have not encountered any difficulties under Bermuda law that have impeded the achievement of our corporate objectives.

     The proponents next state their opinion that Delaware law is a more favorable jurisdiction to bring lawsuits against directors and officers, that Bermuda law would permit us to sell all or substantially all of the company's assets without shareholder approval, and that judgments rendered in a U.S. court may be more difficult to enforce in Bermuda, if a Bermuda courts determines the judgment to be against public policy.

     The Board of Directors is committed to sound and effective corporate governance and is confident that the Company's incorporation in Bermuda is consistent in every respect with this vital commitment. Bermuda law is based upon the well-developed and sophisticated corporate law of England and any assertion that shareholders are unable to hold the Company and its directors legally accountable in the event of wrongdoing is simply not correct. For example, appropriate U.S. prosecutorial authorities indicted corporate officers of Tyco International Ltd., which is a corporation organized under the laws of Bermuda, in a court in the United States. In addition, and notwithstanding the Company's incorporation in Bermuda, the Company remains fully subject to the securities laws of the United States and the requirements of the American Stock Exchange. As was announced at the time of the reorganization, the Company has irrevocably agreed to be served with process in the United States with respect to actions relating to the U.S. securities laws.

     We note that the key differences between Bermuda law and Delaware law were explained in detail in the Company's proxy statement distributed in advance of the Special Meeting of Stockholders held on June 14, 2002. That our shareholders overwhelmingly approved the reorganization we believe is an indication that our shareholders perceive the benefits of the reorganization outweigh any suggested detriments.

     Finally, it is our opinion that the proponent may be advancing this proposal in furtherance of a personal grievance, rather than on behalf of shareholders generally. We believe that the Central Laborers Pension Fund may be using the shareholder proposal process to pressure the Company in connection with the Alaska State District Council of Laborers (part of the Laborers' International Union of North America AFL-CIO) unsuccessful efforts to obtain a collective bargaining agreement with a subsidiary of the Company.

     The Board of Directors continues to monitor the Company's business results, as well as legislative and regulatory developments, in light of the Company's reorganization in Bermuda and continues to believe that the Company realizes substantial business, financial and strategic benefits from its Bermuda incorporation that would be forfeited if the Company were to reorganize as a company incorporated in Delaware.

     Accordingly, the Board of Directors believes that it is not in the best interests of the Company or its shareholders to approve this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires Nabors' directors and executive officers, and persons who own more than 10% of a registered class of Nabors' equity securities, to file with the Securities and Exchange Commission and the American Stock Exchange initial reports of ownership and reports of changes in ownership of common shares and other equity securities of Nabors. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish Nabors with all Section 16(a) forms which they file.

     To our knowledge, based solely on review of the copies of Forms 3 and 4 and amendments thereto furnished to us during 2003 and Form 5 and amendments thereto furnished to us with respect to the year 2003, and written representations that no other reports were required, all Section 16(a) filings required to be made by Nabors' officers, directors and greater than 10% beneficial owners with respect to the fiscal year 2003 were timely filed, except that Mr. Martin Whitman filed one Form 4 late with respect to a single option exercise that occurred in September 2003.

                               SHAREHOLDER MATTERS

Bermuda has exchange controls which apply to residents in respect of the Bermudian dollar. As an exempt company, Nabors is considered to be nonresident for such controls; consequently, there are no Bermuda governmental restrictions on the Company's ability to make transfers and carry out transactions in all other currencies, including currency of the United States.

There is no reciprocal tax treaty between Bermuda and the United States regarding withholding taxes. Under existing Bermuda law, there is no Bermuda income or withholding tax on dividends, if any, paid by Nabors to its shareholders. Furthermore, no Bermuda tax or other levy is payable on the sale or other transfer (including by gift or on the death of the shareholder) of Nabors common shares (other than by shareholders resident in Bermuda).

                             STOCK PERFORMANCE GRAPH

     The following graph illustrates comparisons of five-year cumulative total returns among Nabors Industries Ltd., the S&P 500 Index and the Dow Jones Oil Drilling, Equipment and Services Index. Total return assumes $100 invested on December 31, 1998 in shares of Nabors Industries Ltd., the S&P 500 Index, and the Dow Jones Oil Drilling, Equipment and Services Index. It also assumes reinvestment of dividends and is calculated at the end of each calendar year, December 31, 1999 to December 31, 2003.

                              [PERFORMANCE GRAPH]

                                                 1999       2000       2001        2002        2003
---------------------------------------------------------------------------------------------------
NABORS INDUSTRIES LTD.                            229        438        254        261          307
---------------------------------------------------------------------------------------------------
S&P 500 Index                                     121        110         97         76           97
---------------------------------------------------------------------------------------------------
Dow Jones Oil Drilling, Equipment and
Services Index                                    152        226        156        143          164
---------------------------------------------------------------------------------------------------

                              SHAREHOLDER PROPOSALS

     Shareholders who, in accordance with the SEC's Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2005 Annual General Meeting of Shareholders must submit their proposals and their proposals must be received at our principal executive offices no later than January 8, 2005. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

     In accordance with our Bye-Laws, in order to be properly brought before the 2005 annual general meeting, a shareholder notice of the matter the shareholder wishes to present must be delivered to the Secretary of Nabors at Nabors Industries Ltd., 2nd Floor, International Trading Centre, Warrens, St. Michael, Barbados, not less than sixty (60) nor more than ninety (90) days prior to the first anniversary of this year's annual general meeting (provided, however, that if the 2005 annual general meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice must be received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the annual general meeting is mailed or public disclosure of the date of the annual general meeting is made, which ever first occurs). As a result, any notice given by or on behalf of a shareholder pursuant to these provisions of our Bye-Laws (and not pursuant to the SEC's Rule 14a-8) generally must be received no earlier than March 3, 2005 and no later than April 2, 2005.

                                  OTHER MATTERS

     The Board knows of no other business to come before the annual general meeting. However, if any other matters are properly brought before the annual general meeting, the persons named in the accompanying form of proxy, or their substitutes, will vote in their discretion on such matters.

COSTS OF SOLICITATION. We will pay the expenses of the preparation of the proxy materials and the solicitation by the Board of your proxy. We have retained Georgeson Shareholder Communications Inc., 17 State Street, New York, New York 10004 to solicit proxies on behalf of the Board of Directors at an estimated cost of $12,000 plus reasonable out-of-pocket expenses. Proxies may be solicited on behalf of the Board of Directors by mail, in person and by telephone. Proxy materials will also be provided for distribution through brokers, custodians, and other nominees and fiduciaries. We will reimburse such parties for their reasonable out-of-pocket expenses for forwarding the proxy materials.

FINANCIAL STATEMENTS. The financial statements for the Company's 2003 fiscal year will be presented at the annual meeting.

SHAREHOLDER COMMUNICATIONS WITH DIRECTORS. Shareholders may contact any of the Company's directors, a committee of the Board of Directors, the Board's independent directors as a group or the Board generally, by writing to them at Nabors Industries Ltd., 2nd Floor, International Trading Centre, Warrens, St. Michael, Barbados. Shareholder communications received in this manner will be handled in accordance with procedures approved by the Board's independent directors. The Board's Policy Regarding Shareholder Communications with the Board of Directors is available at www.nabors.com. In addition, the Company encourages directors to attend the annual general meeting of shareholders. Four directors attended the 2003 annual general meeting of shareholders.

SHAREHOLDER RECOMMENDATIONS FOR DIRECTOR CANDIDATES. The Governance and Nominating Committee will consider director candidates recommended by shareholders. The committee's Policy Regarding Director Candidates Recommended by Shareholders is available at www.nabors.com.

                                             NABORS INDUSTRIES LTD.

                                             /s/ DANIEL MCLACHLIN
                                             --------------------

                                             DANIEL MCLACHLIN
Dated: April 29, 2004                        Secretary

PROXY

                             NABORS INDUSTRIES LTD.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The person signing on the reverse by this proxy appoints Eugene M. Isenberg and Anthony G. Petrello, and each of them (with full power to designate substitutes), proxies to represent, vote and act with respect to all common shares of Nabors Industries Ltd. held of record by the undersigned at the close of business on April 8, 2004 at Nabors' annual general meeting of shareholders to be held on June 1, 2004 and at any adjournments or postponements thereof. The proxies may vote and act upon the matters designated below and upon such other matters as may properly come before the meeting (including a motion to adjourn the meeting), according to the number of votes the undersigned might cast and with all powers the undersigned would possess if personally present.

1. ELECTION OF DIRECTORS: Election of two Class I directors of Nabors to serve until the 2007 annual general meeting of shareholders or until their respective successors are elected and qualified.

                    Nominees: James L. Payne and Hans W. Schmidt

2. APPOINTMENT OF AUDITORS AND AUTHORIZATION OF AUDIT COMMITTEE TO SET AUDITORS REMUNERATION: Appointment of PricewaterhouseCoopers LLP as independent auditors and to authorize the Audit Committee of the Board of Directors to set auditors' remuneration.

3. SHAREHOLDER PROPOSAL: Shareholder Proposal to change Nabors' jurisdiction of incorporation from Bermuda to Delaware.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOX ON THE REVERSE SIDE. IF YOU DO NOT MARK ANY BOX, YOUR SHARES WILL BE VOTED FOR THE ELECTION OF THE ABOVE-NAMED DIRECTORS, FOR THE APPOINTMENT OF
PRICEWATERHOUSECOOPERS LLP AS AUDITORS, AND AGAINST THE SHAREHOLDER PROPOSAL IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

                                                             SEE REVERSE
                                                                SIDE

[X]      Please mark your votes as in this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1 AND ITEM 2.

1.     Election of Directors          FOR  WITHHELD               2.     Appointment of               FOR      AGAINST  ABSTAIN
                                                                         PricewaterhouseCoopers
             James L. Payne           [ ]    [ ]                         LLP as independent           [ ]        [ ]      [ ]
             Hans W. Schmidt                                             auditors and to
                                                                         authorize the Audit
                                                                         Committee of the
       For, except vote withheld                                         Board of Directors
       from the following nominee                                        to set auditors'
       (s):                                                              remuneration.
       __________________________

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 3.

3.     Shareholder           FOR      AGAINST  ABSTAIN
       Proposal to
       change Nabors'        [ ]        [ ]      [ ]
       jurisdiction of
       incorporation from
       Bermuda to Delaware.

In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting (including a motion to adjourn the meeting) and at any adjournment of the meeting.

NOTE: Please mark the proxy, sign exactly as your name appears below, and return it promptly in the enclosed addressed envelope. When shares are held by joint tenants, both parties should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized person. If a partnership, please sign in full partnership name by an authorized person.

_____________________________________________
Signature                           Date

_____________________________________________
Signature                           Date